Exhibit 99.2
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
Commission file number 1-10312
SYNOVUS FINANCIAL CORP. EMPLOYEE STOCK PURCHASE PLAN
SYNOVUS FINANCIAL CORP.
1111 BAY AVENUE
SUITE 500
COLUMBUS, GEORGIA 31901
(706) 649-5220

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Financial Statements
December 31, 2008, 2007, and 2006
(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP
Suite 2000
303 Peachtree Street, NE
Atlanta, GA 30308
Report of Independent Registered Public Accounting Firm
The Plan Administrator
Synovus Financial Corp.
   Employee Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) as of December 31, 2008 and 2007, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2008 and 2007, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
April 24, 2009

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2008 and 2007

	2008	2007
Assets
Common stock of Synovus Financial Corp., at fair value — 3,503,606 shares (cost $61,576,914) in 2008 and 2,516,050 shares (cost $61,891,496) in 2007	$29,079,931	60,586,481
Dividends receivable	205,084	508,893
Contributions receivable	734,039	777,124

	$30,019,054	61,872,498

Plan Equity
Plan equity (4,639 and 4,771 participants in 2008 and 2007, respectively)	$30,019,054	61,872,498

See accompanying notes to financial statements.

See accompanying notes to financial statements.
SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Dividend income	$1,374,275	1,992,143	1,891,529
Realized (loss) gain on distributions to participants (note 6)	(10,211,752)	3,672,475	3,983,085
Unrealized (depreciation) appreciation of common stock of Synovus Financial Corp. (note 5)	(31,191,969)	(20,156,290)	5,042,496
Contributions (note 4):
Participants	12,704,261	12,289,728	10,935,315
Participating Employers	6,352,679	6,145,401	5,476,539

	(20,972,506)	3,943,457	27,328,964

Withdrawals by participants — common stock of Synovus Financial Corp., at fair value (1,028,403 shares in 2008, 586,786 shares in 2007, and 703,082 shares in 2006) (note 6)	(10,880,938)	(17,734,489)	(19,576,133)

(Decrease) increase in Plan equity	(31,853,444)	(13,791,032)	7,752,831
Plan equity at beginning of year	61,872,498	75,663,530	67,910,699

Plan equity at end of year	$30,019,054	61,872,498	75,663,530

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(1)	Description of the Plan

The Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) was implemented as of January 15, 1979. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ employees to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and by Synovus and its subsidiaries (the Participating Employers).

Synovus serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

All employees who work twenty hours per week or more are eligible to participate in the Plan on the first payroll date after completing three months of continuous employment. The Plan also permits a participant who has successfully completed the State of Georgia’s Intellectual Capital Partnership Program (ICAPP) to begin participation in the Plan immediately upon the participant’s commencement of employment with a Participating Employer.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum allowable contribution ranges from 3% to 7% of compensation based on years of service. The minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Participating Employers for a specified period of time. Effective January 23, 2002, the Plan was amended to remove the above mentioned restriction on receiving matching contributions upon a withdrawal of shares from the Plan.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of Synovus common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.

Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or his or her Participating Employer prior to the date of such amendment or termination.

Synovus reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The investment in Synovus common stock is stated at fair value which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2008 and 2007 fair values were $8.30 and $24.08 per share, respectively.

The Plan’s investment in the common stock of Synovus is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Purchases and sales of Synovus common stock are reflected on a trade—date basis. Dividend income is accrued on the record date.

Contributions by participants and Participating Employers are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2008, Plan investments include 28,850 shares held by 23 terminated employees who have not yet requested distribution in accordance with the terms of the Plan.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(3)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their Participating Employer. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(4)	Contributions

Contributions by Participating Employers and by participants are as follows:

	2008		2007		2006
	Participating		Participating		Participating
Participating Employers	Employers	Participants	Employers	Participants	Employers	Participants
Synovus Financial Corp.	$1,426,799	2,853,998	1,362,408	2,726,269	1,237,122	2,471,345
Columbus Bank and Trust Company	599,107	1,199,193	573,581	1,147,220	474,800	949,024
Commercial Bank and Trust Company of Troup County	34,335	68,662	37,236	74,448	32,634	65,268
Commercial Bank of Thomasville	74,832	149,661	72,805	145,545	67,409	134,813
Security Bank and Trust Company of Albany	62,458	124,909	57,525	115,048	49,890	99,776
Sumter Bank and Trust Company	44,819	89,639	48,271	96,542	48,259	96,515
The Coastal Bank of Georgia	74,253	148,502	71,857	143,773	62,753	125,427
First State Bank and Trust Company	47,269	94,536	47,769	95,346	46,711	93,293
Cohutta Banking Company	64,439	128,911	53,273	106,498	51,147	102,228
Bank of Coweta	63,172	126,335	62,367	124,704	62,632	125,244
Citizens Bank & Trust of West Georgia	70,159	140,306	98,015	195,869	92,512	184,875
Synovus Securities, Inc.	146,233	292,371	125,164	250,254	201,024	394,642
Community Bank and Trust of Southeast Alabama	58,572	117,143	49,290	98,580	42,029	84,056
Tallahassee State Bank	28,515	57,030	25,199	50,398	22,900	45,784
CB&T Bank of Middle Georgia	61,845	123,688	64,561	128,867	44,240	88,356
First Community Bank of Tifton	45,381	90,760	45,649	91,374	38,323	76,640
CB&T of East Alabama	49,096	98,192	42,991	86,080	39,960	79,920
Sea Island Bank	106,287	212,573	87,746	175,489	63,705	127,405
Citizens First Bank	47,662	95,323	46,668	93,332	43,033	86,047
First Coast Community Bank	32,093	64,140	31,197	62,393	29,246	57,952
Bank of Pensacola	137,531	275,062	126,789	253,541	107,707	215,240
Vanguard Bank and Trust	71,095	142,189	79,304	158,470	69,447	138,888
The National Bank of Walton County	29,204	58,406	39,739	79,478	38,189	75,849
Athens First Bank & Trust Co.	214,628	429,256	192,664	385,297	150,133	299,890
Citizens Bank of Fort Valley	—	—	—	—	18,885	37,770
First Commercial Bank of Birmingham	252,259	504,459	237,228	474,230	201,370	402,448
First National Bank of Jasper	96,379	192,750	97,241	194,476	95,648	191,209
Sterling Bank	67,672	134,865	66,592	132,484	53,255	106,230
The Bank of Tuscaloosa	67,584	135,165	70,844	141,681	63,515	126,972
First Commercial Bank of Huntsville	94,867	189,734	83,985	167,971	65,666	131,261
Peachtree National Bank	—	—	35,438	70,876	51,052	101,947
Synovus Mortgage Corp.	195,673	391,313	219,133	438,031	215,915	431,691
Citizens & Merchants State Bank	23,938	47,876	26,122	52,243	24,247	48,494
Synovus Trust Company	317,722	635,388	305,904	611,995	245,332	489,877
The National Bank of South Carolina	384,771	769,527	376,145	752,260	338,097	676,106
Bank of North Georgia	562,074	1,124,114	462,183	924,117	322,803	645,592
Georgia Bank & Trust	65,592	131,183	58,091	116,179	47,049	94,065
Merit Leasing Corp.	—	—	—	—	2,661	5,322
Total Technology Ventures	10,981	21,961	11,137	22,273	10,547	21,094
Synovus Insurance of Georgia	2,954	5,907	12,051	24,102	9,295	18,590
Creative Financial Group	108,516	216,977	105,252	210,190	83,317	165,657
GLOBALT, Inc.	70,590	139,741	62,789	125,511	56,392	112,782
The Bank of Nashville	73,976	147,941	69,010	138,015	53,341	106,667
Synovus Investment Advisors	—	—	—	—	42,362	84,551
First Nation Bank	—	—	41,820	83,584	56,992	113,346
Synovus Bank of Jacksonville	48,192	96,385	41,600	83,201	36,143	72,284
Trust One Bank	78,198	156,353	73,391	146,628	65,232	130,234
Synovus Insurance of Florida	195	388	212	425	516	1,033
Synovus Insurance of Alabama	84	168	605	1,210	240	480
First Florida Bank	35,133	70,202	55,155	110,307	30,339	60,677
Cohutta Banking Company of Tennessee	4,549	9,097	8,649	17,417	4,749	9,497
Synovus Bank	200,996	401,982	182,756	365,507	165,774	330,962

Total contributions	$6,352,679	12,704,261	6,145,401	12,289,728	5,476,539	10,935,315

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(5)	Unrealized (Depreciation) Appreciation of Common Stock of Synovus Financial Corp.

Changes in unrealized (depreciation) appreciation of Synovus common stock are as follows:

	2008	2007	2006
Unrealized (depreciation) appreciation at end of year	$(32,496,984)	(1,305,015)	18,851,275
Unrealized (depreciation) appreciation at beginning of year	(1,305,015)	18,851,275	13,808,779

Unrealized (depreciation) appreciation for the year	$(31,191,969)	(20,156,290)	5,042,496

(6)	Realized (Loss) Gain on Withdrawal/Distributions to Participants

The (loss) gain realized on withdrawal/distributions to participants is summarized as follows:

	2008	2007	2006
Fair value at dates of distribution or redemption of shares of Synovus common stock	$10,880,938	17,734,489	19,576,133
Less cost (computed on an average cost basis) of shares of Synovus common stock distributed or redeemed	21,092,690	14,062,014	15,593,048

Total realized (loss) gain	$(10,211,752)	3,672,475	3,983,085